UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 19, 2024

SANARA MEDTECH INC.
(Exact name of registrant as specified in its charter)

Texas	001-39678	59-2219994
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1200 Summit Avenue, Suite 414 Fort Worth, Texas	76102
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (817) 529-2300

(Former name or former address, if changed since last report)

Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	SMTI	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Chief Executive Officer Employment Agreement

As previously disclosed, on May 12, 2024, the Board of Directors (the “Board”) of Sanara MedTech Inc. (the “Company”) appointed Ronald T. Nixon, the Company’s Executive Chairman, as the Chief Executive Officer of the Company, effective as of such date.

On September 19, 2024 (the “Execution Date”) and in connection with Mr. Nixon’s appointment as Chief Executive Officer, the Company entered into an executive employment agreement (the “Employment Agreement”) with Mr. Nixon, effective as of September 1, 2024 (the “Effective Date”), pursuant to which Mr. Nixon will continue serve as the Chief Executive Officer of the Company for a one-year term with automatic successive one-year renewals, unless earlier terminated in accordance with the terms of the Employment Agreement.

The Employment Agreement provides that’s Mr. Nixon’s annual base salary will be $350,000, less applicable taxes and other legal withholdings, which may be periodically adjusted at the discretion of the Compensation Committee of the Board (the “Compensation Committee”). In addition, Mr. Nixon will be eligible to receive (i) an annual award of shares of restricted common stock equal to an amount of up to 75% of his base salary, subject to approval of the Board, (ii) an annual cash bonus of up to 75% of his base salary based on annual performance metrics during the term of his employment, subject to the approval of the Board, (iii) a one-time cash bonus of $125,000 to be paid on the Company’s first regular payroll date following the Execution Date and (iv) an annual performance-based award of shares of restricted common stock equal to an amount of up to $625,000 based on criteria to be established by the Compensation Committee. In addition to the foregoing, Mr. Nixon will be entitled to receive customary benefits and reimbursement for reasonable business expenses, as well as other customary employment benefits, including paid vacation.

Pursuant to the Employment Agreement, in the event that Mr. Nixon’s employment is terminated by the Company without “Cause” (as defined in the Employment Agreement) or by Mr. Nixon for “Good Reason” (as defined in the Employment Agreement), Mr. Nixon will be entitled to receive a severance payment equal to one year of base salary following the effective date of termination. In the event that Mr. Nixon’s employment is terminated by the Company or any successor entity within one year of the effective date of a “Change of Control” (as defined in the Employment Agreement), Mr. Nixon will be entitled to receive a payment equal to two years of base salary following the effective date of termination. The foregoing severance payments, as applicable, will be paid in 24 equal semi-monthly installments in accordance with the Company’s regular payroll practices and include the accelerated vesting of any stock awards granted prior to the effective date of termination, continued participation in any health care benefits provided by the Company to its employees for the period of time during which severance payments are paid to Mr. Nixon, which may be through participation under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), and reimbursement of COBRA premiums paid by Mr. Nixon for such continued participation; provided that Mr. Nixon executes and delivers to the Company a release of claims.

The Employment Agreement also contains customary provisions relating to, among other things, confidentiality, non-competition, non-solicitation and non-interference.

The foregoing description of the terms of the Employment Agreement is not complete and is qualified in its entirety by reference to the full text of the Employment Agreement, a copy of which is filed with this Current Report on Form 8-K as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Employment Agreement, effective September 1, 2024, by and between Sanara MedTech Inc. and Ronald T. Nixon.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	September 23, 2024

Sanara MedTech Inc.

		By:	/s/ Michael D. McNeil
		Name:	Michael D. McNeil
		Title:	Chief Financial Officer